Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Acquires Coal Reserves in Ohio and Pennsylvania
HOUSTON, November 21, 2005 — Natural Resource Partners L.P. (NYSE: NRP) and (NYSE:NSP) today announced that it has closed an acquisition of coal reserves in Ohio and Pennsylvania for $29 million. The partnership paid $10 million in cash and funded the remainder of the acquisition through the use of its revolving credit facility.
The acquisition consists of 179 million tons of coal reserves in three distinct areas: Southwest Pennsylvania, Central Pennsylvania and Ohio. A significant portion of the Southwest Pennsylvania property is leased to Consol, which is currently mining the Pittsburgh seam from the Enlow Fork mine. The Ohio and Central Pennsylvania reserves are under lease to other operators and will be mined in the future.
The transaction is effective as of October 1, 2005 and will be immediately accretive. NRP estimates that it will generate approximately $1.8 million of coal royalty revenues based on approximately 1 million tons of coal production for the remainder of 2005 and approximately $5.8 million in 2006 from 3.3 million tons of production. NRP expects the coal reserves to continue to generate stable cash flows through the end of this decade, at which time the current mine plans indicate that the lessees will be producing on other properties. NRP anticipates substantial revenues beginning again approximately eight years from now from two major mines moving back onto these properties and believes the acquisition is another step towards ensuring the long-term sustainability of NRP’s growth.
“We are using our financial strength to assure our ability to continue to increase distributions over the long-term,” said Corbin J. Robertson, Jr, Chairman and Chief Executive Officer.
Nick Carter, President and Chief Operating Officer said “This acquisition exemplifies the kind of diversity we seek at NRP: 2 new states, a large amount of high BTU, medium sulfur coal, new markets, 6 new lessees, and more opportunities to expand.”

NRP Acquires Coal Reserves in PA & OH	Page 2 of 2
The reserves were purchased from subsidiaries of American Financial Group (NYSE:AFG) and were previously part of the Penn Central Transportation Company.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated coal reserves, the anticipated coal royalty revenues and production, the accretive nature of the transaction and the ability of NRP to increase distributions in the future. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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